Exhibit 99.1

For Release: July 22, 2014

Contact: Jodi Bachand, Merchants Bank, at (802) 865-1807

Merchants Bancshares, Inc. Announces Second Quarter 2014 Results

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.41 million and $6.82 million, or diluted earnings per share of $0.54 and $1.07 for the three and six months ended June 30, 2014, respectively. This compares to net income of $4.03 million and $7.63 million, or diluted earnings per share of $0.64 and $1.21 for the three and six months ended June 30, 2013, respectively. The return on average assets was 0.82% for the three and six months ended June 30, 2014, respectively, compared to 0.96% and 0.91% for the same periods in 2013. The return on average equity was 11.15% and 11.23% for the three and six months ended June 30, 2014, respectively, compared to 13.61% and 12.96% for the same periods in 2013. We previously announced the declaration of a dividend of $0.28 per share, payable August 14, 2014, to shareholders of record as of July 31, 2014.

“We have continued to transition and strengthen the balance sheet by reducing exposure to price volatility in the investment portfolio, increasing liquidity and building capital. All of this is in response to market conditions that do not favor asset extension or compensate adequately for credit risk. At the same time, we are making a significant investment in the company with our core conversion project that will negatively impact results for the next quarter, though with expected benefits starting to be seen in the fourth quarter and into 2015,” commented Michael R. Tuttle, our President and Chief Executive Officer.

Shareholders’ equity reached another record high of $124.96 million, and our book value per share increased to $19.75 per share at June 30, 2014 from $18.93 at December 31, 2013. Our capital ratios remain strong at June 30, 2014. Our Tier 1 leverage ratio was 8.79%, total risk-based capital ratio increased to 16.76% and our tangible capital ratio increased to 7.77%.

Our taxable equivalent net interest income was $12.14 million and $24.50 million for the three and six months ended June 30, 2014, respectively, compared to $12.80 million and $25.53 million for the same periods in 2013. Our taxable equivalent net interest margin was 3.06% and 3.08% for the quarter and six months ended June 30, 2014, compared to 3.17% and 3.18% for the same periods in 2013. The margin decreased by four basis points during the second quarter of 2014, primarily a result of reduced asset yields which decreased by four basis points during the second quarter. Both the net interest margin and average asset yields were unchanged from the fourth quarter of 2013 to the first quarter of 2014. We have increased liquidity and reduced price volatility exposure in our investment portfolio by allowing the investment portfolio to run off and holding a larger percentage of our balance sheet in cash, which has compressed asset yields. These changes have shortened our assets and caused us to give up some current income, but have reduced price volatility exposure on our balance sheet and better positioned us for rising rates. At the same time our loan yields have continued to compress due to a combination of the extended low interest rate environment, tighter credit spreads and competitive pressures. Additionally, we have increased our variable rate loan portfolio. Average variable rate loans for the second quarter of 2014 were $328.98 million, a $44.46 million increase over the second quarter of 2013. These loans have a lower current yield than fixed rate loans, but will have higher yields when rates start to rise.

Quarterly average loan balances for the second quarter of 2014 were $1.17 billion, $47.14 million higher than quarterly average balances for the second quarter of 2013. Ending loan balances at June 30, 2014 were impacted by seasonal fluctuations in municipal cash flows, causing municipal loan balances at June 30, 2014 to be $46.82 million lower than at March 31, 2014; as of July 10, 2014, municipal loan balances had increased by $40.49 million to $86.85 million.

The following table summarizes the components of our loan portfolio as of the periods indicated:

(In thousands)	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013

Commercial, financial and agricultural	$ 193,806	$ 190,840	$ 172,810	$ 169,215
Municipal loans	46,358	93,176	94,007	45,319
Real estate loans – residential	476,696	482,775	489,706	485,764
Real estate loans – commercial	372,825	372,155	371,319	365,693
Real estate loans – construction	32,336	27,567	34,841	31,813
Installment loans	4,238	4,993	5,655	5,667
All other loans	252	231	895	544
Total loans	$ 1,126,511	$ 1,171,737	$ 1,166,233	$ 1,104,015

Growth in our commercial loan categories has been driven by new customer acquisition and expansion of existing relationships, offset by increased prepayment activity. Mortgage refinancing activity has slowed considerably, leading to reduced residential real estate balances. We expect this trend to continue in our residential real estate portfolio.

We recorded a $50 thousand and $150 thousand provision for credit losses during the three and six months ended June 30, 2014, compared to $150 thousand and $400 thousand for the three and six months ended June 30, 2013. Credit quality improved further during the quarter, we are consistently a top performer in this measure. Our nonperforming loans were 0.08% of total loans at June 30, 2014, loans past due 30-89 days were 0.01% of total loans at June 30, 2014. Net charge-offs during 2014 have been negligible.

The average investment portfolio for the second quarter of 2014 was $352.90 million, a reduction of $50.08 million from average balances for the fourth quarter of 2013. The ending balance in the investment portfolio at June 30, 2014 was $335.44 million, compared to $365.34 million at March 31, 2014 and $393.34 million at December 31, 2013. The book balance of the portfolio at June 30, 2014 includes a $2.24 million unrealized gain on the available for sale portion of the investment portfolio, compared to an unrealized loss of ($220) thousand at December 31, 2013. Interest rates have trended down over the course of 2014 which has positively impacted the value of our largely fixed rate investment portfolio. We sold $19 million in securities during the quarter for a small gain. We sold bonds that had higher than average price volatility and lower than average yields to continue to reduce the exposure to rising rates and the risk to tangible capital in the investment portfolio. We also took advantage of an opportunity to continue to unwind our remaining CLO portfolio. Our remaining CLO position totals $9.41 million.

Quarterly average deposits for the second quarter of 2014 were $1.32 billion, a $45.43 million increase over quarterly average deposits for the second quarter of 2013. Total deposits at June 30, 2014 were $1.31 billion, a $12.88 million decrease compared to balances at December 31, 2013. Strong growth in demand deposits and money market categories has been offset by reduced time deposit balances. Securities sold under agreement to repurchase, which represent collateralized customer accounts, declined to $141.06 million at June 30, 2014 from $250.31 million at December 31, 2013 as a result of seasonal municipal cash flows.

Total noninterest income increased $184 thousand to $2.95 million for the second quarter of 2014 compared to the second quarter of 2013 and increased $447 thousand for the first six months of 2014 compared to the first six months of 2013. Excluding net gains on investment securities, total noninterest income increased $153 thousand and $291 thousand for the second quarter and first half of 2014 compared to the same periods in 2013. Trust division income increased $69 thousand and $163 thousand for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013 as trust division assets under management have continued to show strong growth and now total $632 million. Service charges on deposits increased $22 thousand and $43 thousand for the three and six months ended June 30, 2014 compared to the same period in 2013, a result of increase in cash management fees and business checking service charges. Overdraft fees decreased $33 thousand and $94 thousand for the three and six months ended June 30, 2014. This revenue source continues to come under pressure, but the rate of decrease has slowed.

Total noninterest expense increased $519 thousand to $10.10 million for the second quarter of 2014 compared to the same period in 2013 and increased $924 thousand to $20.25 million for the first six months of 2014 compared to the same periods in 2013. Excluding core system conversion costs total noninterest expense increased $302 thousand to $9.88 million for the second quarter of 2014 compared to the same period in 2013 and increased $536 thousand to $19.86 million for the first six months of 2014 compared to the same period in 2013. Pre-tax expenses related to the conversion of our core banking systems incurred during the quarter and six months ended June 30, 2014 were $217 thousand and $388 thousand, respectively, which represents $.02 and $.04 per share after tax. The conversion is scheduled to occur during the fourth quarter of this year. In total, we expect to incur approximately $1.20 million in expenses related to the core conversion during 2014 and expect to realize annual cost savings and additional revenue opportunities of approximately $800 thousand starting in November of this year.

Compensation and benefits increased $328 thousand and $456 thousand for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013. The increase was a result of additional investments we have made in the Finance and Risk areas combined with lower credits related to loan originations. Additionally expenses associated with our self-funded employee health insurance plan were higher for the first half of 2014 compared to 2013. During the second quarter of 2013, we reversed $225 thousand of our accrued health insurance expense as a result of positive claims experience. This increase in health insurance expense was partially offset by a larger credit from our overfunded pension plan.

Occupancy and equipment costs were $97 thousand higher for the second quarter of 2014 compared to 2013, and were $227 thousand higher for the first half of 2014 compared to 2013, a result of investments we have made recently to update, and in some cases, combine our facilities. Legal and professional fees were $74 thousand higher for the second quarter of 2014 compared to 2013, and were $25 thousand higher for the first half of 2014 compared to 2013, a result of additional resources for our compliance and risk areas. Marketing expenses for the second quarter of 2014 were $323 thousand, $162 thousand lower than the second quarter of 2013, and were $642 thousand year to date, $123 thousand lower than the first half of 2013, a result of our transition to a new marketing partner which will push some expenses later in the year.

During the first quarter of 2014 we adopted, and applied retrospectively, Financial Accounting Standards Board Accounting Standards Update 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects” which allows investors in low income housing tax credit entities that meet certain conditions to account for the investments entirely in income tax expense, which we believe more accurately reflects the economics of the investment. The application of this standard reduced total noninterest expense by $327 thousand and $654 thousand for the quarter and six months ended June 30, 2014, respectively; and by $270 thousand and $540 thousand for the quarter and six months ended June 30, 2013, respectively and increased income tax expense by an equivalent amount. The application of the standard also increased our effective tax rate to 23% for the three and six months ended June 30, 2014 and 24% and 25% for the three and six months ended June 30, 2013.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, our Chief Financial Officer and Executive Vice President and Geoffrey R. Hesslink, our Chief Operating Officer and Senior Lender, will host a conference call to discuss these earnings results, business and outlook at 9:00 a.m. Eastern Time on Wednesday, July 23, 2014. Interested parties may participate in the conference call by dialing U.S. number (888) 317-6016, Canada number (855) 669-9657, or international number (412) 317-6016. The title of the call is Merchants Bancshares, Inc. Q2 2014 Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on July 31, 2014. The U.S. replay dial-in telephone number is (877) 344-7529. The Canada replay telephone number is (855) 669-9658. The international replay telephone number is (412) 317-0088. The replay access code for all replay telephone numbers is 10037007. Additionally, a recording of the call will be available on our website at www.mbvt.com.

Established in 1849, Merchants Bank is Vermont’s largest and sole remaining statewide independent bank. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, and 32 branches statewide. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ “MBVT”) and Merchants Trust Company employ approximately 300 full-time employees and 40 part-time employees statewide, and have earned several “Best Places to Work in Vermont” awards. American Banker ranks Merchants Bank a “Top 200” in America among 851 peers. www.mbvt.com

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $525 thousand for the three months ended June 30, 2014, and $485 thousand for the same period in 2013. An additional non-GAAP financial measure we use is the tangible equity ratio. Because we have no intangible assets, our tangible equity is the same as our book equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, continued weakness in general, national, regional or local economic conditions, the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward- looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	June 30,	March 31,	December 31,	June 30,
	2014	2014	2013	2013
Balance Sheets - Period End
Total assets	$ 1,608,943	$ 1,662,045	$ 1,725,469	$ 1,619,807
Loans	1,126,511	1,171,737	1,166,233	1,104,015
Allowance for loan losses ("ALL")	12,040	12,174	12,042	11,890
Net loans	1,114,471	1,159,563	1,154,191	1,092,125
Investments-available for sale, taxable	188,593	214,957	252,513	428,068
Investments-held to maturity, taxable	146,848	150,382	140,826	325
Federal Home Loan Bank ("FHLB") stock	5,877	7,496	7,496	7,496
Cash and due from banks	39,423	31,130	30,434	31,458
Interest earning cash and other short-term investments	62,325	45,354	85,037	17,672
Bank owned life insurance	10,158	10,080	10,000	-
Other assets	41,248	43,083	44,972	42,663
Non-interest bearing deposits	286,374	271,704	266,299	242,393
Savings, interest bearing checking and money market accounts	763,427	770,980	752,171	751,599
Time deposits	260,898	283,373	305,106	318,527
Total deposits	1,310,699	1,326,057	1,323,576	1,312,519
Short-term borrowings	-	-	-	21,000
Securities sold under agreement to repurchase, short-term	141,064	182,647	250,314	141,055
Other long-term debt	2,362	2,382	2,403	2,443
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	9,237	8,102	8,946	7,152
Shareholders' equity	124,962	122,238	119,611	115,019

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,657,705	$ 1,678,407	$ 1,685,103	$ 1,681,747
Loans	1,169,339	1,167,067	1,169,935	1,122,201
Allowance for loan losses	12,206	12,117	12,256	11,842
Net loans	1,157,133	1,154,950	1,157,679	1,110,359
Investments-available for sale, taxable	204,148	236,120	265,667	466,566
Investments-held to maturity, taxable	148,756	143,716	137,319	343
FHLB stock	6,428	7,490	7,496	7,496
Cash and due from banks	26,906	28,164	29,626	25,533
Interest earning cash and other short-term investments	60,928	59,516	47,624	23,371
Bank owned life insurance	10,110	10,029	-	-
Other assets	43,296	38,422	39,692	48,079
Non-interest bearing deposits	272,334	263,120	267,838	239,601
Savings, interest bearing checking and money market accounts	777,090	759,068	744,634	711,895
Time deposits	271,658	294,752	310,817	324,157
Total deposits	1,321,082	1,316,940	1,323,289	1,275,653
Short-term borrowings	752	-	198	28,565
Securities sold under agreement to repurchase, short-term	181,593	209,589	212,313	228,726
Other long-term debt	2,369	2,390	2,409	2,450
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	8,813	8,564	9,297	7,465
Shareholders' equity	122,477	120,305	116,978	118,269
Earning assets	1,589,599	1,613,909	1,628,041	1,619,977
Interest bearing liabilities	1,254,081	1,286,418	1,290,990	1,316,412

Ratios and Supplemental Information - Period End
Book value per share	$ 20.73	$ 20.29	$ 19.94	$ 19.19
Book value per share (1)	$ 19.75	$ 19.34	$ 18.93	$ 18.24
Tier I leverage ratio	8.79%	8.57%	8.44%	8.36%
Total risk-based capital ratio	16.76%	16.40%	16.12%	16.42%
Tangible capital ratio (2)	7.77%	7.35%	6.93%	7.10%
Period end common shares outstanding (1)	6,326,927	6,320,531	6,318,708	6,304,649

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 888	$ 1,006	$ 906	$ 1,600
Nonperforming assets ("NPAs")	$ 888	$ 1,091	$ 1,015	$ 1,740
NPLs as a percent of total loans	0.08%	0.09%	0.08%	0.14%
NPAs as a percent of total assets	0.06%	0.07%	0.06%	0.11%
ALL as a percent of NPLs	1356%	1210%	1329%	743%
ALL as a percent of total loans	1.07%	1.04%	1.03%	1.08%

(1)

This book value and period end common shares outstanding includes 299,565, 294,673; 319,854; and 310,381 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is calculated by dividing tangible equity by tangible assets.  Because we have no intangible assets, our tangible shareholder's equity is the same as our shareholder's equity.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Six Months Ended
	June 30,	June 30,
	2014	2013

Balance Sheets - Year-to-Date Averages
Total assets	$ 1,667,999	$ 1,681,440
Loans	1,168,210	1,104,344
Allowance for loan losses	12,162	11,766
Net loans	1,156,048	1,092,578
Investments-available for sale, taxable	217,496	484,912
Investments-held to maturity, taxable	146,251	365
FHLB stock	6,956	7,743
Cash and due from banks	27,532	25,377
Interest earning cash and other short-term investments	60,225	21,044
Bank owned life insurance	10,070	-
Other assets	43,421	49,421
Non-interest bearing deposits	267,752	231,468
Savings, interest bearing checking and money market accounts	768,129	704,071
Time deposits	283,142	329,237
Total deposits	1,319,023	1,264,776
Short-term borrowings	378	21,260
Securities sold under agreement to repurchase, short-term	195,514	246,705
Other long-term debt	2,379	2,460
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	8,689	7,851
Shareholders' equity	121,397	117,769
Earning assets	1,599,138	1,618,408
Interest bearing liabilities	1,270,161	1,324,352

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Operating Results
Interest income
Interest and fees on loans	$ 10,756	$ 10,762	$ 11,044	$ 21,518	$ 21,794
Interest and dividends on investments	2,080	2,253	2,576	4,333	5,373
Total interest and dividend income	12,836	13,015	13,620	25,851	27,167
Interest expense
Deposits	936	902	728	1,838	1,474
Securities sold under agreement to repurchase and other short-term borrowings	87	92	377	179	734
Long-term debt	200	197	205	397	401
Total interest expense	1,223	1,191	1,310	2,414	2,609
Net interest income	11,613	11,824	12,310	23,437	24,558
Provision for credit losses	50	100	150	150	400
Net interest income after provision for credit losses	11,563	11,724	12,160	23,287	24,158
Noninterest income
Trust division income	830	852	761	1,682	1,519
Service charges on deposits	329	317	306	646	603
Debit card income, net	715	621	739	1,336	1,394
Overdraft income	653	627	686	1,280	1,374
Gain (losses) on investment securities, net	17	126	(13)	143	(13)
Gain (losses) on sale of other assets	(35)	-	-	(35)	-
Other noninterest income	440	367	286	807	535
Total noninterest income	2,949	2,910	2,765	5,859	5,412
Noninterest expense
Compensation and benefits	4,838	4,923	4,510	9,761	9,305
Occupancy and equipment expenses	2,030	2,140	1,933	4,170	3,943
Legal and professional fees	693	638	619	1,331	1,306
Marketing expenses	323	319	485	642	765
State franchise taxes	379	377	362	756	719
FDIC insurance	217	216	220	433	440
Conversion costs	217	171	-	388	-
Other real estate owned	79	16	54	95	67
Other noninterest expense	1,320	1,354	1,394	2,674	2,781
Total noninterest expense	10,096	10,154	9,577	20,250	19,326
Income before provision for income taxes	4,416	4,480	5,348	8,896	10,244
Provision for income taxes	1,003	1,077	1,323	2,080	2,610
Net income	$ 3,413	$ 3,403	$ 4,025	$ 6,816	$ 7,634

Ratios and Supplemental Information
Weighted average common shares outstanding	6,324,753	6,320,349	6,298,019	6,322,563	6,292,459
Weighted average diluted shares outstanding	6,343,461	6,326,745	6,309,890	6,342,719	6,304,756
Basic earnings per common share	$ 0.54	$ 0.54	$ 0.64	$ 1.08	$ 1.21
Diluted earnings per common share	$ 0.54	$ 0.54	$ 0.64	$ 1.07	$ 1.21
Return on average assets	0.82%	0.81%	0.96%	0.82%	0.91%
Return on average shareholders' equity	11.15%	11.31%	13.61%	11.23%	12.96%
Average yield on loans	3.87%	3.93%	4.12%	3.90%	4.16%
Average yield on investments	2.28%	2.32%	2.17%	2.30%	2.19%
Average yield of earning assets	3.37%	3.40%	3.49%	3.39%	3.51%
Average cost of interest bearing deposits	0.36%	0.35%	0.28%	0.35%	0.29%
Average cost of borrowed funds	0.56%	0.51%	0.83%	0.53%	0.79%
Average cost of interest bearing liabilities	0.39%	0.38%	0.40%	0.38%	0.40%
Net interest rate spread	2.98%	3.03%	3.09%	3.00%	3.11%
Net interest margin	3.06%	3.10%	3.17%	3.08%	3.18%
Net interest income on a fully taxable equivalent basis	$ 12,140	$ 12,356	$ 12,795	$ 24,494	$ 25,525
Net recoveries (charge-offs) to Average Loans	(0.01)%	0.00%	(0.01)%	0.00%	0.00%
Net recoveries (charge-offs)	$ (73)	$ 1	$ (80)	$ (72)	$ (54)
Efficiency ratio (1)	62.28%	63.94%	58.55%	62.81%	59.64%

(1)

The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note: As of June 30, 2014, Merchants Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $7.51 million.

Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.